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                                                                  EXHIBIT 3.1.2

                             ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                           ABLE TELCOM HOLDING CORP.

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                      (PURSUANT TO SECTION 607.0602 OF THE
                       FLORIDA BUSINESS CORPORATION ACT)

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         Pursuant to Section 607.0602 of the Florida Business Corporation Act
(the "FBCA"), Able Telcom Holding Corp. (the "COMPANY") hereby adopts the following Amendment to its Articles of Incorporation, as amended (the "AMENDMENT"):

         1.       The name of the Company is Able Telcom Holding Corp.

         2. The Amendment set forth below was duly adopted on August 23, 2000 by the Board of Directors at a meeting duly held after appropriate notice in accordance with Section 607.0822 of the FBCA.

         3. This Amendment to the Company's Articles of Incorporation shall be effected by adding the following Part D to Article III as follows:

                  D.       SERIES D CONVERTIBLE PREFERRED STOCK

                  (1) Designation and Amount. The shares of such series shall be designated "Series D Convertible Preferred Stock" (herein referred to as "SERIES D PREFERRED STOCK"), having a par value per share equal to $0.10, and the number of shares constituting such series shall be 1,000.

                  (2) Dividend Provisions.

                           (a)      Subject to the rights of the Company's
Series C Convertible Preferred Stock to receive dividends on the Series C Convertible Preferred Stock prior to the payment of dividends on the Series D Preferred Stock, the holders of shares of Series D Preferred Stock shall be entitled to receive, if and when declared by the Board of Directors, dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the $0.001 par value Common Stock of the Company ("COMMON STOCK") (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) per share on the Series D Preferred Stock ("SERIES D DIVIDEND"), at the rate of $2,220 per


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annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like) based on an initial debt conversion value of $37,000 per share. Such dividend shall not be cumulative but shall be deemed payable as if declared upon a Liquidation Event as defined in 3(b) below. No cash dividends may be paid on the Common Stock unless a dividend at the rate stated above is simultaneously declared and paid on the Series D Preferred Stock; any non-cash dividends paid on the Common Stock shall be simultaneously declared and paid on the Series D Preferred Stock.

                  (3) Liquidation Preference.

                           (a)      In the event of any liquidation,
dissolution or winding up of the Company, either voluntary or involuntary, subject only to the rights of the Series C Convertible Preferred Stock, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock or any subsequent issuance of preferred stock or series of common stock by reason of their ownership thereof, an amount per share equal to $37,000 for each outstanding share of Series D Preferred Stock (the "Series D Liquidation Price") (subject to proportional adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like).

                           (b)      For purposes of this Section 3, a
liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company; or (B) a sale of all or substantially all of the assets of the Company (each a "Liquidation Event").

                           (c)      Upon a Liquidation Event, if the
consideration received by the Company is other than cash, its value will be deemed its fair market value.

                           (d)      The Company shall give each holder of
record of Common Stock and Series D Preferred Stock written notice of any Liquidation Event not later than twenty (20) days prior to the stockholders' meeting called to approve the Liquidation Event, or twenty (20) days prior to the closing of the Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of the Liquidation Event. The first of such notices shall describe the material terms and conditions of the impending Liquidation Event and the provisions of this Section 3, and the Company shall thereafter give such holders prompt notice of any material changes. The Liquidation Event shall in no event take place sooner than twenty
(20) days after the Company has given the first notice provided herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Common Stock and Series D Preferred Stock that are entitled to such notice rights or


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similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Common Stock and Series D Preferred Stock.

                  (4) Redemption. The Company and holders of Series D Preferred Stock shall have redemption rights as follows:

                           (a)      Company Redemption. The Company may, at its
option, on or after August 23, 2004 ("MATURITY DATE"), require all holders to redeem all of their Series D Preferred Stock (a "COMPANY REDEMPTION") at the Series D Redemption Price pursuant to a Company Redemption Notice.

                           (b)      Redemption Price. The Series D Redemption
Price is the sum of (A) the Series D Liquidation Price plus (B) the accrued Series D Dividend, whether or not actually declared. The Series D Redemption Price is payable in cash.

                           (c)      Redemption Notice. If the Company elects to
make a Company Redemption, the Company shall give a Company Redemption Notice to the holders of Series D Preferred Stock stating that it will redeem all or a portion of the Series D Preferred Stock pursuant to this Section 4 on a date certain. Any Company Redemption Notice must be given by facsimile or by overnight courier to the holders of Series D Preferred Stock. The Company Redemption Notice shall be addressed to each such holder of Series D Preferred Stock at the facsimile number or address of such holder appearing on the books of the Company or given by such holder to the Company for the purpose of notice. The Company Redemption Notice shall state the number of shares of Series D Preferred Stock of each holder required to be redeemed and, within not more than five business days after the effective date of the Company Redemption stated in the Company Redemption Notice, such holder shall surrender to the Company at the place designated in the Company Redemption Notice, or to the agent designated by the Company, such holder's certificate(s) representing the shares so redeemed against payment in cash of the applicable Company Redemption Price.

                           (d)      [RESERVED]

                           (e)      Effect of Redemption. Thirty (30) days
following the giving of the Company Redemption Notice, if the holder of the Series D Preferred Stock has not elected to convert the Series D Preferred Stock into Common Stock, all shares of the Series D Preferred Stock designated in the Company Redemption Notice shall be deemed to have been redeemed, and a holder of Series D Preferred Stock shall have only the right to receive the Series D Redemption Price, without interest thereon, upon surrender of the certificate(s) evidencing such holders' Series D Preferred Stock.

                  (5) Conversion. The holders of the Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights").


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                           (a)      Right to Convert. Each share of Series D
Preferred Stock shall be convertible, at the option of the holder thereof for so long as such share is outstanding at any time after the earlier to occur of
(i) the effective date of the Agreement and Plan of Merger between the Company and Bracknell Corporation executed on or about August 23, 2000 (the "Merger Agreement"), OR (ii) the termination date of the Merger Agreement, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series D Liquidation Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series D Preferred Stock shall be US $10.01.

                           (b)      Mechanics of Conversion. Before any holder
of Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Company at its principal corporate office of the election to convert the same and shall state therein the names or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                           (c)      Conversion Price Adjustments of Preferred
Stock for Certain Dilution Issuances, Splits and Combinations. The Conversion Price of the Series D Preferred Stock shall be subject to adjustment from time to time as follows:

                                    (i)      If the Company should, at any time
or from time to time after the holders acquire the Series D Preferred Stock, fix a record date for (A) the effectuation of a split or subdivision of the outstanding shares of Common Stock or (B) the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series D Preferred Stock shall be appropriately


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decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                                    (ii)    If the number of shares of Common
Stock outstanding at any time after the holders acquire the Series D Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such Series shall be decreased in proportion to such decrease in outstanding shares.

                                    (iii)   (A) Notwithstanding anything else
herein to the contrary, if at any time the Company issues or sells any Common Stock at a price less than the Conversion Price, then the Conversion Price shall be reduced effective concurrently with such issue or sale (or thereafter as applicable) to provide the holder of the Series D Preferred Stock such lower Conversion Price (except pursuant to presently outstanding convertible securities and the Company's 1995 Stock Option Plan, as amended, or other options to employees of the Company or its subsidiaries).

                                            (B) For the purposes of the
foregoing adjustment, in the case of the issuance of any convertible or exchangeable securities, warrants, options or other rights to subscribe or exchange for or to purchase shares of Common Stock ("Exchangeable Securities"), the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Exchangeable Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Exchangeable Securities. Further, the conversion price of such exchangeable securities shall be deemed to be the "Purchase Price" of the Common Stock deemed issued in this paragraph.

                                            (C) In the event of any issuance for
consideration that provides a discount to the market price of the Common Stock or that has a ceiling price less than the Conversion Price then in effect, then the Conversion Price will be reduced to the lower price computed as aforesaid.

                           (d)      Conversion Price Adjustment Upon
Liquidation Event. If the Company enters into an agreement which would create a Liquidation Event, then, as of the date of the Liquidation Event, the Conversion Price of the Series D Preferred Stock shall automatically be reset to the price per share to be received by holders of the Common Stock in the Liquidation Event if such price is lower than the Conversion Price.


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                           (e)      Recapitalizations. If at any time or from
time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 3), provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock the number of shares of stock, or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series D Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                           (f)      No Impairment. The Company will not, by
amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith use its best efforts to assist in the carrying out of all the provisions of this Section 5 and to take all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment.

                           (g)      No Fractional Shares and Certificate as to
Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                           (h)      Reservation of Stock Issuable Upon
Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series D Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to


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obtain the requisite shareholder approval of any necessary amendment to these
Articles of Incorporation.

                           (i)      Notices. Any notice required by the
provisions of this Amendment to be given to the holders of shares of Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

                  (6) Voting Rights. At the election of a holder, the holder of each share of Series D Preferred Stock shall be entitled to one vote for each share of Common Stock into which the Series D Preferred Stock could then be converted on all matters on which the Common Stock is entitled to vote, voting as a class with the Common Stock.

                  (7)      No Preference Greater than Series D Convertible
Preferred.

                           Without the prior express written consent of the
holders of not less than two thirds (2/3) of the then-outstanding Series D Preferred Stock, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank or pari pasu rank to the Series D Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two thirds (2/3) of the then-outstanding Series D Preferred Stock, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Florida containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series D Preferred Stock relative to the holders of the Common Stock or the holders of any other class of capital stock (Convertible Preferred Stock or otherwise). In the event of the merger or consolidation of the Company with or into another corporation, the Series D Preferred Stock shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

                  (8) Restriction On Redemption and Cash Dividends with Respect to Common Stock. Until all of the Series D Preferred Stock have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series D Preferred Stock.

                  (9) Vote to Change the Terms of Series D Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series D Preferred Stock, shall be required for any change to these Articles of Amendment or the


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Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Stock.

                  (10) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in these Articles of Amendment shall be cumulative and in addition to all other remedies available under these Articles of Amendment, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of these Articles of Amendment. The Company covenants to each holder of Series D Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series D Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series D Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, with the necessity of showing economic loss and without any bond or other security being required.

                  (11) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series D Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.


         IN WITNESS WHEREOF, the Company has caused the foregoing Article of Amendment to the Article of Incorporation to be signed on August 23, 2000.

                                    ABLE TELCOM HOLDING CORP.



                                    By: /s/ James E. Brands
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                                    Name:  James E. Brands
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                                    Title: Senior Executive Vice President
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